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                                  Exhibit 3.10
                              CERTIFICATE OF MERGER
                                       OF
                            IMX PHARMACEUTICALS, INC.
                                      INTO
                               DIALOG GROUP, INC.

         The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware.

         DOES HEREBY CERTIFY:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

         NAME                             STATE OF INCORPORATION
IMX Pharmaceuticals, Inc.                      Utah
Dialogue Group, Inc.                           Delaware

         SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 252 of the General Corporation Law of Delaware.

         *THIRD: That the name of the surviving corporation of the merger is Dialog Group, Inc., a Delaware corporation.

         FOURTH: That the amendments or changes in the Certificate of Incorporation of Dialog Group, Inc., a Delaware corporation which is the surviving corporation, that are to be effected by the merger are as follows:

Paragraph 4 is deleted and replaced by the following:

         4. The total number of shares of stock which the corporation shall have the authority to issue is 100,000,000 shares of Common Stock and 1,000,000 of Preferred, all of which shall have a par value of $0.001. The Preferred may be issued from time to time in one or more classes or series. The number of shares, their stated value and dividend rate, if any, and their designations, preferences, and relative, participating, optional, or other special rights and any qualifications, limitations, or restrictions thereon shall be fixed by the board of directors for each class or series in the resolutions providing for its issuance.

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         The Corporation hereby creates and authorizes a series of Preferred
         Stock of 350,000 shares entitled Class B Convertible Preferred Stock ("Class B Preferred") and that each share have the following preferences, rights, qualifications, limitations and restrictions:

1. Each share of Class B Preferred Stock shall have a stated value of $80.00.

2.       The Class B Preferred Stock shall be convertible as follows:

         (a) Number of Shares of Common Stock: One (1) share of Common Stock shall be issued for every two ($2) dollars of stated value of the Class B Preferred (the "Conversion Price").

         (b) Method of Exercise: The conversion right may be exercised, in whole or in part, by the surrender of the stock certificate or stock certificates representing the Class B Preferred to be converted at the principal office of the Company (or at any other place as the Company may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Company) accompanied by written notice of election to convert against delivery of that number of whole shares of Common Stock as shall be computed in accordance with section 3(a). Each Class B Preferred stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Class B Preferred granted herein, (i) stock certificates for the shares of Common Stock purchased by virtue of the exercise shall be delivered to the holder forthwith, and (ii) unless the Class B Preferred has been fully converted, a new Class B Preferred stock certificate, representing the Class B Preferred not so converted, if any, shall also be delivered to its holder forthwith. The stock certificates for the shares of Common Stock so purchased shall be dated the date of the surrender and the holder making the surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of the surrender.

         (c) Commencement of Conversion Rights: The right to convert a share of Class B Preferred shall begin on the earlier of (i) October 1, 2002 or (ii) the effective date of a registration statement under the Securities Act of 1933, as amended, for the Common Stock into which the Class B Preferred may be converted.

         (d) Fractional Securities: No fractional shares of Common Stock shall be issued in connection with any conversion of Class B Preferred. In lieu of any fractional shares, the Company shall make a cash payment therefore equal in amount to the applicable fraction of the Conversion Price.

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         Reservation of Shares: At all times that any Class B Preferred is outstanding, the Company shall have authorized, and shall have reserved for the purpose of issuance upon conversion or exercise, a sufficient number of shares of Common Stock to provide for the conversion into Common Stock of all Class B Preferred then outstanding at the Conversion Price, as it may be adjusted from time to time. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of Class B Preferred shall be proportionately increased.

3. Except as otherwise provided by law, each holder of Class B Preferred, by virtue of its ownership thereof, shall be entitled to cast that number of votes equal to the number of shares of Common Stock into which that holders Class B Preferred is then convertible pursuant to
         Section 3(a) on each matter submitted to the Company's shareholders for voting. Each vote shall be cast together with those cast by the holders of Common Stock and not as a separate class except as otherwise provided by law. The Class B Preferred shall not have cumulative voting rights.

4. The Class B Preferred Stock shall be callable, upon not more than ninety (90) days or less than thirty (30) days notice, at its stated value at any time after January 31, 2003. A holder of Class B Preferred Stock shall have until the date set forth in the notice as the call date to exercise his conversion rights. If less than all the outstanding Class B Preferred Stock is to be called, the certificates to be called shall be selected at random or called pro-rata as determined by the Board of Directors.

5. If the Company shall be voluntarily or involuntarily liquidated, dissolved, or wound up, at any time any Class B Preferred shall be outstanding, the holders of the then outstanding Class B Preferred shall have a preference against the property of the Company available for distribution to the holders of the Corporation's other equity securities equal to the amount of $80.00 per share (the "Preferential Amount"). In addition, the holders of the Class B Preferred shall be entitled to receive a participating share of any further assets available for distribution to holders of Common Stock, which participating share shall be the same as that which the holders would have been entitled to receive if, on the record date for determining the recipients of any distributions, the holders were the holders of record of the number of shares of Common Stock into which the outstanding shares of Class B Preferred were then convertible. If the assets of the Company available for distribution to the holders of shares of the Class B Preferred upon dissolution, liquidation, or winding up of the Company shall be insufficient to pay in full all amounts to which the holders are entitled pursuant to the immediately preceding portions of this paragraph, no distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with or junior to the shares of the Class B Preferred and any distribution to any other class of shares ranking on a parity with the Class B Preferred shall be made ratably in proportion to the full distributable amounts for which holders of all the parity shares are respectively entitled upon the dissolution, liquidation, or winding up.

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         FIFTH: That the executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is Third Floor, 17 State Street, New York, NY 10004.

         SIXTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

         SEVENTH: The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation          Class            Number of Shares     Par value per share

IMX
Pharmaceuticals      Common           9,024,791            $0.001
                     Preferred B      223,810              $0.001



Dated: November 12, 2002            Dialog Group, Inc.


                                             By: /s/ Adrian Stecyk
                                                 ------------------------
                                                 Adrian Stecyk, President




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                   Dialog Group, Inc. Secretary's Certificate

         I, Mark Alan Siegel, Secretary of Dialog Group, Inc, a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary, that the Agreement of Merger to which this Certificate relates, after having been first duly signed on behalf of the said corporation and having been signed on behalf of IMX Pharmaceuticals, Inc., a corporation of the State of Utah, was duly adopted pursuant to section 228 of the General Corporation Law of the State of Delaware by the unanimous written consent of the stockholder holding 1,000 shares of the capital stock of the corporation same being all of the shares issued and out standing having voting power, which Agreement of Merger was thereby adopted as the act of the stockholders of said Dialog Group, Inc. and the duly adopted agreement and act of the said corporation.
         WITNESS, my hand on this 12th day of November, 2002.



                                              /s/ Mark Alan Siegel
                                              ---------------------------
                                              Mark Alan Siegel, Secretary